Exhibit 15.1

August 27, 2021

The Board of Directors

The Home Depot, Inc.

Atlanta, GA

Re: Registration Statement on Form S-3 filed on August 27, 2021

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 24, 2021 and August 23, 2021 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, GA